Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the use of our report on the financial statements of Fargo Electronics, Incorporated as of and for the year ended December 31, 1997, and to all references to our firm included in or made a part of this registration statement.

                      /s/ ARTHUR ANDERSEN LLP

                      ARTHUR ANDERSEN LLP

Minneapolis, Minnesota
February 8, 2000